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                                                                     EXHIBIT 11

                       OAKWOOD HOMES CORPORATION

            STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                               Three Months Ended           Nine Months Ended
                                    June 30,                     June 30,
                               1994           1993          1994          1993
Weighted average number
 of common shares outstanding  20,456         20,269        20,419       17,844

Add: Dilutive effect of stock
     options, computed using
     the treasury stock
     method                       869            944           951          987

Weighted average number of
 common and common equivalent
 shares outstanding            21,325         21,213        21,370       18,831

Net income                    $ 9,195        $ 6,924       $22,787      $15,690

Earnings per common
 share-primary                $  0.43        $  0.33       $  1.07      $  0.83

Weighted average number of
 common shares outstanding     20,456         20,269        20,419       17,844

Add: Dilutive effect of stock
     options, computed using
     the treasury stock method    903            970           969        1,094

Add: Additional shares assumed
     to be outstanding from
     conversion of convertible
     securities                     0              0             0        1,096

Weighted average number of
     common shares outstanding
     assuming full dilution    21,359         21,239        21,388       20,034

Net income                    $ 9,195        $ 6,924       $22,787      $15,690

Add: Interest on convertible
     securities, net of
     income taxes                   0              0             0          237

Net income, as adjusted       $ 9,195        $ 6,924       $22,787      $15,927

Earnings per common
 share-fully diluted          $  0.43        $  0.33       $  1.07      $  0.79

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